Exhibit 99.1
October 20, 2005
ASYST TECHNOLOGIES, INC.
FIRST AMENDMENT TO
CHANGE-IN-CONTROL AGREEMENT
     Asyst Technologies, Inc., a California corporation (“Asyst”), and Stephen S. Schwartz (the “Executive”) previously entered a CHANGE-IN-CONTROL AGREEMENT (the “Agreement”) as of October 20, 2003. The Agreement would otherwise have expired by its terms as of October 20, 2005.
     Asyst considers it essential to foster the continued employment of key management personnel and recognizes the distraction and disruption that the possibility of a Change in Control (as defined in Section 1(e) of the Agreement) may raise to the detriment of Asyst and its stockholders. Accordingly, Asyst has determined to take appropriate steps to reinforce and encourage the continued attention and dedication of key management personnel, including the Executive, to their assigned duties in the face of a possible Change in Control.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, Asyst and the Executive hereby agree to and do amend the Agreement as specifically provided below.
     Section 2 of the Agreement is amended and replaced in its entirety by the following:
     2. Term of Agreement
Upon its execution by Asyst and the Executive, this Agreement shall be deemed effective as of October 20, 2003 (the “Effective Date”). This Agreement shall remain in full force and effect until the earliest to occur of: (a) termination of the

Executive’s employment with Asyst following a Change in Control (i) by reason of death or Disability, (ii) by Asyst for Cause, or (iii) by the Executive other than for Good Reason; (b) two (2) years after the date of a Change in Control; or (c) five (5) years following the Effective Date, provided that a Change in Control has not occurred prior to such date.
In all other respects the terms and conditions of the Agreement remain in full force and effect, but unchanged by this Amendment.
     Terms used but not expressly defined herein shall be given the same definition, meaning and usage as provided in or by the Agreement. This Amendment is deemed effective as of October 20, 2005.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of December 16, 2005.

ASYST TECHNOLOGIES, INC.
By:	/s/ Robert J. Nikl
	Name:	Robert J. Nikl
	Title:	SVP, Chief Financial Officer

By:	/s/ Steve Debenham
	Name:	Steve Debenham
	Title:	Vice President, General Counsel & Secretary

EXECUTIVE
/s/ Stephen S. Schwartz
Stephen S. Schwartz

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